Exhibit # 99.4


For Immediate Release
Thursday, April 5, 2001


               FNB CORPORATION AND SWVA BANCSHARES, INC.
             ANNOUNCE SHAREHOLDER APPROVAL OF AFFILIATION


FNB Corporation (NASDAQ: FNBP), parent company of First National Bank, headquartered in Christiansburg, Virginia, and SWVA Bancshares, Inc. (NASDAQ:
SWVB.OB), parent company of Southwest Virginia Savings Bank, FSB headquartered in Roanoke, Virginia, jointly announced today the approval by SWVA shareholders of the plan to merge SWVA Bancshares, Inc. ("SWVA") into FNB Corporation ("FNB"). The merger is expected to take effect on or about May 1, 2001.

Following SWVA's meeting of shareholders on April 4, at which the merger was unanimously approved, J. Daniel Hardy, Jr., President and CEO of FNB, and
Don W. Shilling, President and CEO of SWVA, expressed excitement for the organization's potential going forward. "The union of our two banks, that share a common commitment to delivering quality financial products and service to our customers, will create synergies to maximize shareholder value. This merger will also provide the impetus for further expansion of our product line and our organization. We are confident that the new markets we enter will embrace our community-oriented philosophy and style of banking as we continue to strengthen our presence along the I-81 corridor."

First National Bank and Southwest Virginia Savings Bank will continue operating under their respective managements with their current names as wholly-owned subsidiaries of FNB Corporation. The merger of FNB and SWVA follows First National Bank's recent acquisition of two First Union branches. The branch purchased in Pearisburg, Virginia, is the organization's first in Giles County.


SWVA was formed in 1994 in connection with the conversion of Southwest Virginia Savings Bank, FSB which was originally chartered in 1927. The bank operates five full-service offices, one loan production office, and four ATMs in the greater Roanoke area.

FNB Corporation was formed in 1996 to be the holding company of First National Bank, one of the largest independent banks in the Commonwealth. Originally chartered in 1905, First National conducts full-service commercial banking business through fourteen full-service offices and twenty-five ATMs in the New River Valley and Mountain Empire regions of southwest Virginia.

Post-merger, FNB Corporation's assets will total approximately $700 million.

For more information contact:

J. Daniel Hardy, Jr.                Don W. Shilling
President and CEO                   President and CEO
FNB Corporation                     SWVA Bancshares, Inc.
(540) 382-6041                      (540) 983-1405